Exhibit 3.2.3

SPAN-AMERICA MEDICAL SYSTEMS, INC.
RESOLUTIONS OF THE BOARD OF DIRECTORS

AMENDING THE AMENDED & RESTATED BYLAWS

November 12, 2014

          The board of directors (the “Board”) of Span-America Medical Systems, Inc., a South Carolina corporation (the “Company”) hereby adopts the following resolutions at a meeting duly called and held on the date set forth above:

          WHEREAS, the Board has determined that the current policy for the mandatory retirement age of a Board director set forth in the Bylaws could lead to anomalous results, such that, for example, a director whose 72nd birthday falls on the day after an annual meeting of shareholders could be re-elected and remain on the Board until she or he is 75 years old; however, a director whose 72nd birthday fell only two days earlier on the day immediately prior to the same annual meeting of shareholders would be ineligible for re-election and would only be able to remain on the Board until she or he is 72 years old; and

          WHEREAS, the Board believes that a mandatory retirement age of 75 for all directors is in the best interests of the Company and its shareholders;

          NOW THEREFORE, be it resolved as follows:

          RESOLVED, that Section 3.2 of the Bylaws is hereby amended by deleting such Section 3.2 in its entirety and replacing it with the following new Section 3.2:

          Section 3.2         Number, Tenure and Qualifications.

Pursuant to the corporation’s articles of incorporation, the number of directors of the corporation is nine and the directors are divided into three classes, each of which contains three directors.  At each annual meeting of shareholders following the initial classification and election of directors as set forth in the corporation’s articles of incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term to expire at the third succeeding annual meeting of shareholders after their election.  Upon attaining the age of 75, a director shall be ineligible to serve on the corporation’s board of directors effective at the beginning of the first annual meeting of the shareholders of the corporation held on or after the date on which the director attains the age of 75.

A director whose term expires shall continue to serve until his successor shall have been elected and qualified.  Directors need not be residents of the state of South Carolina or shareholders of the corporation.

RESOLVED, that each of the officers of the Company individually, be, and they hereby are, each authorized, empowered and directed, on behalf of and in the name of the Company, to do and perform all such acts and things, and to execute, deliver and/or file all such instruments, agreements and other documents (including without limitation any applications, forms, notices or other instruments required to be filed by applicable law or rules with any governmental or regulatory agency and any stock market, stock exchange or other self-regulatory organization on which the Company’s securities are listed or proposed to be listed) as they or such officer may deem necessary or desirable to carry into effect the purposes and intent of the foregoing resolutions, and to perform all acts necessary or advisable in order to perform the Company's obligations under, and to consummate the transactions contemplated by, any such executed document; and the execution and/or filing of each such instrument, agreement and document shall constitute conclusive evidence of the Board's approval thereof; and

RESOLVED, that each act consistent with the purposes of these resolutions performed prior to the execution of these resolutions by any officer of the Company is hereby authorized, approved, affirmed and ratified in all respects.

RESOLVED, that the Secretary of the Company be, and hereby is, authorized to make such corrective or minor modifications or additions to the foregoing resolutions as shall be deemed necessary or appropriate, so long as the resolutions, as so modified or supplemented, effect the intent and purposes of these resolutions.

End of Resolutions.